EXHIBIT (18)

                          MAHONEY SABOL & COMPANY, LLP
                                ONE STATE STREET
                           HARTFORD, CONNECTICUT 06103

                                 (860) 541-2000
                               Fax (860) 541-2001


May 24, 2002


Thermodynetics, Inc.
651 Day Hill Road
Windsor, CT  06095

RE:   Form 10-KSB Report for the Year Ended March 31, 2001

Gentlemen:

We have audited the financial statements as of March 31, 2001 and for the year ended March 31, 2001, included in your Annual Report on Form 10-KSB to the Securities and Exchange Commission and have issued our report thereon, dual dated May 25, 2001 and June 28, 2001. Note 4 to such financial statements contains a description of your adoption during the year ended March 31, 2001 of a change in the method of computing the IRS section 61 income (compensation) related to split dollar insurance arrangements maintained by the Company. The Company is now utilizing the insurance carrier's annually renewable term insurance rates instead of the PS 58 tables published by the federal government. This computation utilizes the one method, of various acceptable methods, that yields the lowest compensation charge. In our judgment, such change is to an alternative accounting method that is preferable under the circumstances. In arriving at this opinion, we have relied on the business judgment and business planning of your management.

Very truly yours,

/s/  Mahoney Sabol & Company, LLP

Certified Public Accountants
Hartford, Connecticut